Exhibit 5.1

September 28, 2012

Globus Medical, Inc.
Valley Forge Business Center
2560 General Armistead Avenue
Audubon, PA 19403

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Globus Medical, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the Company’s registration statement on Form S-8 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) an aggregate of 9,063,260 shares of the Company’s Class A common stock, par value $.001 per share (the “Class A Common Stock”), that are subject to issuance by the Company (a) upon the exercise or settlement of awards granted or to be granted under the Company’s 2012 Equity Incentive Plan (the “2012 Plan”), the Company’s 2008 Stock Plan (the “2008 Plan”), and the Company’s Amended and Restated 2003 Stock Plan (the “2003 Plan”), and (b) pursuant to the conversion of shares of the Company’s Class B common stock, par value $.001 per share (the “Class B Common Stock”), underlying options outstanding under the 2003 Plan; and (ii) an aggregate of 1,412,769 shares of the Class B Common Stock (together with the Class A Common Stock described under clause (i) above, the “Shares”) that are subject to issuance by the Company upon the exercise of options granted under the 2003 Plan. The 2012 Plan, the 2008 Plan and the 2003 Plan are collectively referred to as the “Plans.”

For purposes of this opinion, we have examined the Registration Statement, originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, each as amended to date, the Plans, resolutions adopted by the Company’s Board of Directors, and such other documents and corporate records relating to the Company and the issuance of the Shares pursuant to the Plans as we have deemed appropriate.

In all such examinations, we have assumed the legal capacity of each natural person signing any of the documents and corporate records relating to the Company, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all records and other information made available to us by the Company. As to various questions of fact material to our opinion, we have relied on representations of officers of the Company, upon statements made to us in discussions with the Company’s management and upon certificates of public officials. Except as otherwise indicated, we have not undertaken any independent investigation of factual matters.

We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based on the foregoing and consideration of such questions of law as we have deemed relevant, in our opinion the Shares, when and if issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules or regulations of the SEC issued thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP